MANAGEMENT'S REPORT ON THE EFFECTIVENESS OF THE INTERNAL
CONTROL STRUCTURE RELATIVE TO THE SERVICING OF
AUTOMOBILE LOAN RECEIVABLES


The management of the Bank is responsible for establishing and maintaining the internal control structure. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of control procedures. The objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use or disposition, and that transactions are executed in accordance with management's authorization and recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles.

We have performed an evaluation of the effectiveness of the Bank's internal control structure based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") relative to the servicing of automobile loan receivables owned by Chevy Chase Auto Receivables Trusts Series 1995-1, 1995-2, 1996-1, 1996-2, 1997-1, 1997-2, 1997-3 and 1997-4
(collectively referred to as the "Trusts" herein) as of September 30, 1998, and we have determined that the Bank maintained an effective internal control structure over financial reporting relative to the servicing of automobile loan receivables owned by the Trusts as of September 30, 1998.

However, there are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to reliability of financial statements and safeguarding and management of assets. Furthermore, the effectiveness of any internal control structure can change with changes in circumstances.




Kevin B. Cashen			    				Larry C. Cain
Senior Vice President					Senior Vice President




George P. Clancy, Jr.	  			Stephen R. Halpin, Jr.
Executive Vice President			Executive Vice President and
                          	Chief Financial Officer

November 18, 1998